Exhibit 99.1

NEWS RELEASE

CONTACTS:	Allergan:
Investors:
Daphne Karydas
(862) 261-8006

Media:
Mark Marmur
(862) 261-7558

Allergan Announces Pricing of Public Offering of Senior Notes to Refinance Existing Debt

DUBLIN, IRELAND– May 23, 2017 – Allergan plc (NYSE: AGN) today announced that it has priced an offering of €2.7 billion aggregate principal amount of senior unsecured notes (the “Notes”) in 4 tranches in a registered public offering. The Notes will be issued by its indirect wholly-owned subsidiary, Allergan Funding SCS (f.k.a. Actavis Funding SCS), and guaranteed by its indirect subsidiaries Warner Chilcott Limited, Allergan Capital S.à r.l. (f.k.a. Actavis Capital S.à r.l.) and Allergan Finance, LLC (f.k.a. Actavis, Inc.), as follows:

Description	Amount	Maturity	Price to Public
0.500% Senior Notes	€750,000,000	Due 2021	99.537%
1.250% Senior Notes	€700,000,000	Due 2024	99.355%
2.125% Senior Notes	€550,000,000	Due 2029	99.465%
Floating Rate Senior Notes*	€700,000,000	Due 2019	100.102%

*	The Floating Rate Senior Notes due 2019 will bear interest at a floating rate equal to three-month EURIBOR plus 0.350% per annum.

The net proceeds from the offering of the Notes will be approximately €2.68 billion after estimated underwriting discounts payable by Allergan Funding SCS. Allergan plc intends to use the net proceeds from the offering of the Notes to fund the purchase of the existing USD notes validly tendered and accepted for purchase pursuant to the cash tender offer (the “Tender Offer”) previously commenced on May 10, 2017 by certain of its subsidiaries, including Allergan Funding SCS, as further described in the offer to purchase for the Tender Offer, to pay related fees and expenses and, to the extent of any remaining proceeds, for general corporate purposes. The offering of the Notes is not conditioned on the completion of the Tender Offer. The offering is expected to close on May 26, 2017, subject to the satisfaction of customary closing conditions.

Barclays, BNP Paribas, HSBC, and Morgan Stanley (Sole Global Coordinator) are the joint book-running managers of the offering of the Notes. Additional joint book-running managers are BofA Merrill Lynch, Citigroup and Mizuho Securities.

The offering of the Notes is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”).

The offering of the Notes will be made only by means of a prospectus supplement relating to the offering of the Notes and the accompanying base prospectus, copies of which may be obtained by contacting: Barclays at 1-888-603-5847, BNP Paribas at 1-800-854-5674, HSBC at 1-866-811-8049, and Morgan Stanley at 1-866-718-1649. These documents will also be filed with the SEC and will be available at the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or solicitation of an offer to purchase with respect to any existing debt of Allergan plc or its subsidiaries, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, a model of research and development, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. With this approach, Allergan has built one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs currently in development.

Allergan’s success is powered by our more than 18,000 global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan’s website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective on existing trends and information as of the date of this release. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2016 and Allergan’s Quarterly Report on Form 10-Q for the period ended March 31, 2017. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

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